Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our report dated December 19, 2005 accompanying the consolidated financial statements of Ault Incorporated and subsidiaries as of and for the year ended May 29, 2005, which are included in this Form 8-K/A. We hereby consent to the incorporation by reference of said report in the Registration Statements of SL Industries, Inc. and its subsidiaries on Form S-8 (File No. 333-53274, effective June 18, 1996, File No. 333-00269, effective February 6, 1996, File No. 033-63681, effective November 13, 1995, File No. 033-65446, effective January 16, 1996, and File No. 333-73407, effective March 5, 1995).
/s/ Grant Thornton LLP
Minneapolis, Minnesota
October 25, 2007